Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is entered into on June 20, 2024 (the “Effective Date”) BETWEEN:

(1)	RYDE GROUP LTD, a company incorporated in Cayman Island (the “Company”); and

(2)	[ ], with a mailing address at [ ] (the “Consultant”).

Each of the Company and the Consultant may be referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS

(A)	the Company desires to retain the Consultant to provide the said services, and the Consultant is willing to perform such services under the terms and conditions hereinafter set forth;

(B)	the Consultant has the capability and capacity to provide certain consulting, advisory, and strategic planning services; and

NOW, THEREFORE, in consideration of the mutual promises and obligations herein, and other valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.	Consulting Services.

(a)	During the term of this Agreement, the Consultant will provide the Services (as defined below). The Services under this Agreement will all be performed by the Consultant and may not be subcontracted or assigned to other persons. The Consultant will provide the Services on a part-time basis, as needed and directed by the Company. The Consultant will perform the following services:

(i)	review and provide advice on the Company’s strategic plans;
(ii)	meet with focus groups and interested parties to discuss the Company’s strategic plans;
(iii)	provide advice how best to position the Company and its subsidiaries in the future;
(iv)	propose potential acquisition targets for the Company and its subsidiaries; and
(v)	assist in dealing with the corporate matters entrusted to the Consultant by the Company and/or its subsidiaries (the “Services”).

(b)	The Consultant shall exercise reasonable skill and care in providing the Services hereunder, and shall perform the Services in a professional manner, consistent with industry standards.

(c)	The Consultant will report directly to the Chief Executive Officer of the Company.

2.	The Consultant’s Fees and Expenses

(a)	During the term of this Agreement, the Company shall pay the Consultant a fee of 375,000 Class A Ordinary Shares for each full month that the Consultant provides Services (the “Fee”). The Consultant shall be paid a pro-rata Fee for any partial months occurring during the term of this Agreement. The Consultant shall be paid on the first business day of each month.

(b)	The Consultant is solely responsible for the payment of all income, social security, employment-related, or other taxes incurred as a result of the performance of the Services by Consultant under this Agreement and for all obligations, reports, and timely notifications relating to such taxes. The Company shall have no obligation to pay or withhold any sums for such taxes.

3.	Term and Termination. This Agreement shall commence on the April 22, 2024 and shall continue for a period of two months, unless extended by both parties in a written agreement. Termination shall occur as set forth below.

(a)	Termination for Convenience. The Consultant may terminate this Agreement at any time for any or for no reason by giving the Company thirty (30) days’ prior written notice of termination; the Company may terminate this Agreement at any time for any or for no reason by giving The Consultant fifteen (15) days’ prior written notice of termination.

(b)	Termination for Cause. The Company may immediately terminate the Consultant’s engagement for Cause upon written notice of termination to the Consultant, with the particular Cause being specified in such notice. “Cause” means any of the following in the Company’s judgment:

(i)	The Consultant’s conduct, failure or omission which has, or may have, an adverse effect on the Company;
(ii)	The Consultant’s act or acts amounting to gross negligence or wilful misconduct to the detriment of the Company;
(iii)	The Consultant’s fraud or embezzlement of funds or property; or
(iv)	The Consultant’s breach of any covenant or agreement in Section 4 or 5 of this Agreement.

4.	Work Product. All Work Product (defined below) shall be work made for hire by the Consultant and owned by the Company. If any of the Work Product may not, by operation of law or otherwise, be considered work made for hire by the Consultant for the Company, or if ownership of all right, title, and interest to the legal rights therein shall not otherwise vest exclusively in the Company, the Consultant hereby assigns to the Company, and upon the future creation thereof automatically assign to the Company, without further consideration, the ownership of all Work Product. The Company shall have the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Work Product. The Consultant agrees to perform, during or after termination of the Consultant’s engagement, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company’s ownership of the Work Product as requested by the Company. For purposes of this Agreement, “Work Product” means the data, materials, formulas, research, documentation, computer programs, communication systems, audio systems, system designs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, moral rights and other property rights, created or developed in whole or in part by the Consultant, while engaged by the Company and its affiliates, within the scope of the Consultant’s engagement or that otherwise relates in any manner to the business or projected business of the Company and its affiliates.

5.	Confidentiality/ Non-Disparagement/ Non-Solicitation/ Non-Competition/ Company Policies.

(a)	Confidential Information.

(i)	The Consultant acknowledges that during the engagement he will have access to and become acquainted with various confidential or proprietary information, including, without limitation, pending or potential transactions, financial information concerning the Company, its business plans, personnel and strategies, trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know-how, processes, formulae, models, test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customer or supplier identities, characteristics and agreements, financial information and projections, flow charts, software in various stages of development, source codes, object codes, research and development procedures and employee files and information owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, methods, customer lists, accounts and procedures.

(ii)	The Consultant agrees that Consultant will not disclose any of the aforesaid confidential or proprietary information, directly or indirectly, or use any of them in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of this engagement with the Company. To the extent permitted by law, upon receipt of any subpoena, court order, or other legal process compelling the disclosure of confidential or proprietary information, the Consultant agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company, whether prepared by the Consultant or otherwise coming into the Consultant’s possession, shall remain the exclusive property of the Company. The Consultant shall not retain any copies of the foregoing without the Company’s prior written permission. Upon the termination of this Agreement, or whenever requested by the Company, the Consultant shall immediately deliver to the Company all such files, records, documents, specifications, information, and other items in the Consultant’s possession or under the Consultant’s control.

(b)	The Consultant agrees that for so long as the Consultant is engaged by the Company or any of its affiliates hereunder and at all times thereafter, the Consultant will not disparage the Company or its officers, directors, or affiliates in any way, or through any medium. The Consultant agrees to provide full cooperation and assistance in assisting the Company to investigate such statements if the Company reasonably believes that the Consultant is the source of any such statements. The foregoing shall not apply to statutorily privileged statements made to governmental or law enforcement agencies.

6.	Conflicts of Interest. The Consultant represents that the Consultant is free to enter into this Agreement and that this engagement does not violate the terms of any agreement between the Consultant and any third party. Further, the Consultant, in rendering Consultant’s duties, shall not utilize any invention, discovery, development, improvement, innovation, or trade secret in which the Consultant does not have a proprietary interest.

7.	Indemnification. Each Party agrees to defend, indemnify (including, without limitation, by providing for the advancement of expenses and reasonable attorneys’ fees) and hold harmless the other Party for any and all acts taken or omitted to be taken by the Party hereunder (except for bad faith, gross negligence or wilful misconduct). The provisions of this Section shall survive any termination of this Agreement.

8.	Independent Consultant. This Agreement shall not render the Consultant an employee, partner, agent of, or joint ventures with the Company for any purpose. Consultant is and will remain an independent contractor in his relationship to the Company. The Company shall not be responsible for withholding taxes with respect to the Consultant’s compensation hereunder. The Consultant shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

9.	Remedies. The Consultant acknowledges that breach of the provisions of Sections 4 and 5 would result in irreparable injury and permanent damage to the Company and its affiliates, which prohibitions or restrictions the Consultant acknowledges are both reasonable and necessary under the circumstances, singularly and in the aggregate, to protect the interests of the Company and its affiliates. The Consultant recognizes and agrees that the ascertainment of damages in the event of a breach of Sections 4 and 5 would be difficult, and that money damages alone would be an inadequate remedy for the injuries and damages that would be suffered by the Company and its affiliates from breach by the Consultant. The Consultant therefore agrees: (i) that, in the event of a breach of Sections 4 or 5, the Company, in addition to and without limiting any of the remedies or rights that it may have at law or in equity or pursuant to this Agreement, shall have the right to injunctive relief or other similar remedy to specifically enforce the provisions hereof; and (ii) to waive and not to (A) assert any defence to the effect that the Company has an adequate remedy at law with respect to any such breach, (B) require that the Company submit proof of the economic value of any trade secret, or (C) require that the Company post a bond or any other security. Nothing contained herein shall preclude the Company from seeking monetary damages of any kind, including reasonable fees and expenses of counsel and other expenses, in a court of law.

10.	Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs , if any, successors, and permitted assigns.

11.	Compliance With Law. The Consultant acknowledges that he is aware that the U.S. federal securities laws restrict trading in the Company’s securities while in possession of material non-public information concerning the Company. The Consultant acknowledges that with respect to any Company securities now or at any time hereafter beneficially owned by the Consultant or any of his affiliates, that it will refrain from trading in the Company’s securities while it or any such affiliate is in possession of material non-public information concerning the Company, its financial condition, or its business and affairs or prospects. The Consultant further represents and warrants that its activities in connection with this Agreement will be in accordance with and in compliance with all applicable laws and regulations.

12.	Choice of Law. The laws of Singapore shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

13.	Arbitration. Except as provided in Section 9, any controversies arising out of the terms of this Agreement or its interpretation shall be settled in Singapore, in accordance with the rules of the Singapore International Arbitration Centre, and the judgment upon award may be entered in any court having jurisdiction thereof.

14.	Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

15.	Waiver. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

16.	Assignment. The Consultant shall not assign any of his rights under this Agreement, or delegate the performance of any of his duties hereunder, without the prior written consent of the Company. Any attempted assignment, pledge, transfer or other disposition of this Agreement or any rights, interests or benefits herein contrary to the foregoing provisions without the prior written consent of the Company shall be null and void.

17.	Notices. Every notice and other communication made in connection with this Agreement shall be in writing and in the English language and delivered by either (i) by hand (with a copy to also be sent by electronic mail), or (ii) by electronic mail. Each communication shall be sent to a Party at its physical or electronic mailing address stated below (or such other physical or electronic mailing address notified by such Party to the other Parties from time to time) and marked for the attention of the person from time to time designated by that Party for the purpose of this Agreement (if any). The initial physical and electronic mailing addresses of the Parties are:

If to the Company:

Address	: [ ]
Email address	: [ ]
Attention	: [ ]

If to the Consultant:

Address	: [ ]
Email address	: [ ]
Attention	: [ ]

18.	Modification or Amendment. No amendment, change, or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

19.	Entire Understanding. This document and any exhibit attached constitute the entire understanding and agreement of the parties, and any and all prior agreements, understandings, and representations are hereby terminated and cancelled in their entirety and are of no further force and effect.

20.	Unenforceability of Provisions. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.

21.	Survival. The covenants and agreements of the Consultant contained Sections 4, 5, 7, 8, 9, 11, 12, and 13 above shall survive the termination of this Agreement.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the Effective Date written above. The parties hereto agree that facsimile signatures shall be as effective as if originals.

Company.

By:
Name:	Zou Junming Terence
Title:	Chief Executive Officer and Director

Consultant.

By:
Name:
Title: